EXHIBIT 1

auditors’ report

TO THE SHAREHOLDERS OF CORUS ENTERTAINMENT INC.

We have audited the consolidated balance sheets of Corus Entertainment Inc. as at August 31, 2003 and 2002 and the consolidated statements of income (loss) and retained earnings (deficit) and cash flows for each of the years in the three-year period ended August 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended August 31, 2003 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada, October 14, 2003.	/s/ Ernst & Young LLP ERNST & YOUNG LLP Chartered Accountants

consolidated balance sheets

AS AT AUGUST 31	2003	2002

[thousands of Canadian dollars]		[restated note 2[b]]
ASSETS [note 13]
Current
Cash and cash equivalents	43,874	26,644
Accounts receivable [notes 6 and 27]	158,689	172,406
Prepaid expenses and other	11,385	14,254
Program and film rights	73,107	57,393
Future tax asset [note 16]	10,230	—

Total current assets	297,285	270,697

Tax credits receivable	27,109	30,332
Investments and other assets [notes 4 and 7]	38,786	33,655
Capital assets [note 8]	89,378	101,348
Program and film rights	28,365	24,736
Film investments [note 9]	134,564	140,601
Deferred charges [note 10]	26,581	37,721
Broadcast licenses [note 11]	509,040	509,329
Goodwill [note 11]	789,518	791,565

	1,940,626	1,939,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities [notes 12 and 27]	173,749	193,119
Income taxes payable	16,182	6,243
Future tax liability [note 16]	—	2,248
Current portion of long-term debt [note 13]	—	2,391

Total current liabilities	189,931	204,001

Long-term debt [note 13]	558,437	646,614
Deferred credits [note 14]	128,802	76,631
Future tax liability [note 16]	165,556	149,967
Other long-term liabilities	7,048	6,610
Minority interest	6,175	5,445

Total liabilities	1,055,949	1,089,268

Shareholders’ equity
Share capital [note 15]	881,631	881,415
Retained earnings (deficit)	8,135	(31,886)
Cumulative translation adjustment [note 23]	(5,089)	1,187

Total shareholders’ equity	884,677	850,716

	1,940,626	1,939,984

Commitments and contingencies [notes 13, 15 and 26]

See accompanying notes

On behalf of the Board:	/s/ Heather Shaw Director	/s/ John Cassaday Director

consolidated statements of income (loss) and retained earnings (deficit)

YEARS ENDED AUGUST 31	2003	2002	2001

[thousands of Canadian dollars except per share amounts]		[restated note 2[b]]
Revenues [notes 25 and 27]	643,918	674,503	556,825
Operating, general and administrative expenses [notes 26 and 27]	478,606	548,932	432,909

Operating income before the following	165,312	125,571	123,916
Depreciation [note 8]	24,708	25,980	19,960
Amortization [notes 10 and 11]	9,792	8,570	45,958
Interest on long-term debt [note 13]	61,030	57,731	47,328
Loss (gain) on sale of investments [note 4]	994	(18,172)	(103,125)
Other expense (income) [note 23]	(9,386)	289	(10,546)
Restructuring charges [note 18]	5,025	22,089	—
Hedge transaction loss [note 13[b]]	—	20,429	—
Asset write-downs [note 19]	2,368	15,240	1,530
Goodwill and intangible impairment loss [note 11]	—	162,772	—

Income (loss) before income taxes	70,781	(169,357)	122,811

Income tax expense (recovery) [note 16]	28,534	(2,245)	(3,093)
Income (loss) before equity earnings from investees and minority interest	42,247	(167,112)	125,904
Equity earnings from investees	—	115	2,585
Minority interest	(2,226)	(1,650)	(322)

Net income (loss) for the year	40,021	(168,647)	128,167

Retained earnings (deficit), beginning of year	(31,886)	284,151	155,984
Adjustment for change in accounting policy [note 2[b][ii]]	—	(147,390)	—

Retained earnings (deficit), end of year	8,135	(31,886)	284,151

Earnings (loss) per share
Basic	$0.94	$(3.96)	$3.09
Diluted	0.94	(3.96)	3.06

Weighted average number of shares outstanding [in thousands]
Basic	42,641	42,621	41,539
Diluted	42,645	42,621	41,819

See accompanying notes

consolidated statements of cash flows

YEARS ENDED AUGUST 31	2003	2002	2001

[thousands of Canadian dollars]		[restated note 2[b]]
OPERATING ACTIVITIES
Net income (loss) for the year	40,021	(168,647)	128,167
Add (deduct) non-cash items
Depreciation	24,708	25,980	19,960
Amortization of broadcast licenses and goodwill [note 11]	—	—	42,429
Amortization of program and film rights	87,931	105,461	61,956
Amortization of film investments	64,578	124,943	60,847
Other amortization [notes 10 and 11]	9,792	8,570	3,529
Future income taxes	3,257	(35,845)	(54,341)
Loss (gain) on sale of investments	994	(18,172)	(103,125)
Equity earnings from investees	—	(115)	(2,585)
Hedge transaction loss	—	20,429	—
Asset write-downs	2,368	15,240	1,530
Goodwill and intangible impairment loss	—	162,772	—
Minority interest	2,226	1,650	322
Other	(5,451)	298	467

Cash flow derived from operations	230,424	242,564	159,156
Net change in non-cash working capital balances related to operations [note 22]	3,381	20,333	(13,828)
Payment of program and film rights	(102,541)	(104,752)	(63,937)
Net additions to film investments	(66,197)	(132,512)	(95,628)
Other	(445)	2,259	4,876

Cash provided by (used in) operating activities	64,622	27,892	(9,361)

INVESTING ACTIVITIES
Additions to capital assets [note 22[iii]]	(14,908)	(28,176)	(37,045)
Net proceeds from sale of investments	—	134,827	2,273
Net proceeds from business divestitures [note 4]	4,005	95,067	135,684
Business acquisitions, net of cash acquired [note 3]	—	(90,581)	(462,696)
Increase in investments	(5,312)	(27,068)	(283,382)
Additions to deferred charges	(80)	(26,278)	(13,022)
Dividends paid to minority interest	(1,496)	—	—
Decrease in public benefits associated with acquisitions	(12,198)	(7,444)	—
Other	690	(421)	3,288

Cash provided by (used in) investing activities	(29,299)	49,926	(654,900)

FINANCING ACTIVITIES
Increase (decrease) in bank overdraft	—	(3,600)	6,536
Increase (decrease) in bank loans	(15,499)	(557,648)	305,829
Increase in senior subordinated notes [note 13[b]]	—	604,000	—
Increase (decrease) in securitized borrowing	—	(89,500)	89,500
Decrease in other long-term debt	(2,810)	(3,325)	(110,752)
Issuance of shares under stock option plan	—	944	800
Other	216	(2,045)	—

Cash provided by (used in) financing activities	(18,093)	(51,174)	291,913

Net increase (decrease) in cash and cash equivalents during the year	17,230	26,644	(372,348)
Cash and cash equivalents, beginning of year	26,644	—	372,348

Cash and cash equivalents, end of year	43,874	26,644	—

Supplemental cash flow disclosures [note 22]

See accompanying notes

notes to consolidated financial statements

August 31, 2003, 2002 and 2001

1.	basis of presentation

Corus Entertainment Inc. [“Corus” or the “Company"] is a diversified Canadian communications and entertainment company. The Company is incorporated under the Canada Business Corporations Act and its shares are listed on the Toronto and New York Stock Exchanges.

2.	[a] significant accounting policies

The consolidated financial statements have been prepared by management on the historical cost basis in accordance with Canadian generally accepted accounting principles [“Canadian GAAP”]. The effects of differences between the application of Canadian and U.S. GAAP on the consolidated financial statements of the Company are described in note 24.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Corus and all of its subsidiaries, all of which are wholly-owned except for Country Music Television Ltd. [80% interest], Telelatino Network Inc. [50.5% interest] and Discovery Kids [53.6% interest]. Intercompany transactions and balances have been eliminated on consolidation. The results of operations of subsidiaries acquired during the year are included from their respective dates of acquisition.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant assumptions made by management in the preparation of the Company’s consolidated financial statements include future revenue projections for investments in film and television programs, provisions for doubtful accounts to reflect credit exposures, valuation allowances and impairment assessments for various assets including investments in film and television programs, property and equipment, long-term investments, current and future income taxes, broadcast licenses and goodwill. Actual results could differ from those estimates.

REVENUE RECOGNITION

Advertising revenues are recognized in the period in which the advertising is aired under broadcast contracts.

Affiliate subscriber fee revenues are recognized to the extent that the service has been made available under distribution contracts.

Product and distribution revenues from the distribution and licensing of proprietary exploitation rights for network television, syndicated television, pay cable television feature films and home video are recognized when all of the following conditions are met: [i] persuasive evidence of a sale or licensing arrangement with a customer exists; [ii] the film is complete and is available for immediate and unconditional delivery; [iii] the license period of the arrangement has begun; [iv] the arrangement fee is fixed or determinable; and [v] collection of the arrangement fee is reasonably assured.

Customer advances on contracts are recorded as unearned revenue until all of the foregoing revenue recognition conditions have been met.

Revenues from merchandise licensing contracts, publishing and other royalties, which may provide for non-refundable advances, are recognized when the license period has commenced and collection is reasonably assured.

Revenues from the sale of books are recognized at the time of shipment, net of an estimated provision for returns. Revenues from the sale of subsidiary book rights, when determinable, are recorded on an accrual basis. When amounts are not determinable, amounts are recorded on receipt of funds. Grants for specific projects are recognized as revenue when the related expenses are incurred.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and short-term deposits with maturities of less than three months at the date of purchase.

INVESTMENTS

Investments in entities over which the Company exercises significant influence are accounted for using the equity method. Investments in joint ventures and partnerships which the Company jointly controls are accounted for using the proportionate consolidation method of accounting. Other investments are recorded at cost and written down only when there is evidence that a decline in value that is other than temporary has occurred.

Acquisitions subject to Canadian Radio-television and Telecommunications Commission [“CRTC”] approval are recorded at cost until approval is received and then accounted for according to the nature of the investment made.

CAPITAL ASSETS

Capital assets are recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

ASSET	ESTIMATED USEFUL LIFE

Broadcasting head-end equipment	10 years
Production equipment	5 years
Leasehold improvements	lease term
Buildings	20 – 40 years
Computer equipment	3 years
Furniture and fixtures	7 years
Other	4 – 10 years

PROGRAM AND FILM RIGHTS

Program and film rights represent contract rights acquired from third parties to broadcast television programs and feature films. The assets and liabilities related to these rights are recorded when the cost of the rights is known or reasonably determinable, the program material is accepted by the Company in accordance with the license agreement and the material is available to the Company for airing. These costs are amortized over the contracted exhibition period as the programs or feature films are aired. Program and film rights are carried at the lower of cost less accumulated amortization and net recoverable amount.

Amortization of program and film rights is included in operating, general and administrative expenses and has been disclosed separately in the consolidated statements of cash flows.

FILM INVESTMENTS

Film investments represent the costs of projects in development, projects in process, the unamortized costs of proprietary films and television programs which have been produced by the Company or for which the Company has acquired distribution rights and investments in third party produced film projects. Such costs include development and production expenditures, attributable studio and other costs which are expected to benefit future periods.

The Company accounts for its film investments in accordance with the Statement of Position 00-2, “Accounting by Producers or Distributors of Films” [“SOP 00-2"].

The individual-film-forecast-computation method is used to determine amortization. The capitalized costs and the estimated total costs of participations and residuals, net of anticipated federal and provincial program contributions, production tax credits and co-producers’ shares of production costs, are charged to amortization expense on a series or program basis in the ratio that current period revenue bears to management’s estimate of total gross revenue [“ultimate revenue"] to be realized from the series or program. Ultimate revenue is projected for periods not exceeding ten years from the date of delivery or acquisition. For episodic television series, SOP 00-2 requires that ultimate revenue includes estimates of revenue over a period not to exceed ten years from the date of delivery of the first episode or, if still in production, five years from the date of delivery of the most recent episode, if later. Estimates of gross revenue can change significantly due to the level of market acceptance of film and television products. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted. Such adjustments could have a material effect on the results of operations in future periods.

The Company reviews the status of projects in development quarterly. If, in the opinion of management, any such projects will not progress toward production, the accumulated costs are charged to operating expenses. Projects are written off at the earlier of the date determined not to be recoverable or when projects under development are abandoned, and three years from the date of the initial investment.

Projects in process represents the accumulated costs of television series or feature films currently in production.

Completed project and distribution rights are stated at the lower of unamortized cost or estimated net realizable value as determined on a series or program basis. Revenue and cost forecasts for each production are evaluated quarterly in connection with a comprehensive review of the Company’s inventory of audio-visual products. Estimated losses, if any, are then provided for.

Investments in third party produced film projects are carried at the lower of cost and net realizable value.

Amortization of film investments is included in operating, general and administrative expenses.

DEFERRED CHARGES

Financing costs and credit facility arrangements are amortized to income on a straight-line basis over the term of the debt facility.

Start-up costs for the preparation of new applications to the CRTC are deferred prior to approval by the CRTC. The costs associated with unsuccessful applications are expensed. Start-up costs for licenses of successful applications which are awarded by the CRTC are capitalized from the date they are awarded to the date revenue is generated for the service. Start-up costs are amortized over a period which reflects their expected future benefit, not exceeding the term of the licenses.

Advertising and promotion costs incurred for reformatting of radio, specialty and pay television stations are deferred and amortized on a straight-line basis over a period which reflects their expected future benefit, not exceeding three years. Costs assessed as having no future benefit are written off.

BROADCAST LICENSES AND GOODWILL

The cost of acquiring media broadcasting, production/distribution and publishing businesses is allocated to the fair value of related net identifiable tangible and intangible assets acquired. Net identifiable intangible assets acquired consist primarily of broadcast licenses. The excess of the cost of acquiring these businesses over the fair value of related net identifiable tangible and intangible assets acquired is allocated to goodwill. Prior to September 1, 2001, amounts allocated to broadcast licenses and goodwill were amortized on a straight-line basis over twenty to forty years.

Broadcast licenses are considered to have an indefinite life based on management’s intent and ability to renew the licenses without substantial cost and without material modification of the existing terms and conditions of the license.

Broadcast licenses and goodwill will be tested for impairment annually or more frequently if events or changes in circumstances indicate that they may be impaired. The Company has selected August 31 as the date it will perform its annual impairment test.

GOVERNMENT FINANCING AND ASSISTANCE

The Company has access to several government programs that are designed to assist film and television production in Canada. Funding from certain programs provides a supplement to a series’ Canadian license fees and is recorded as revenue when cash has been received. Government assistance with respect to federal and provincial production tax credits is recorded as a reduction of film investments when eligible expenditures are made and there is reasonable assurance of realization. Assistance in connection with equity investments is recorded as a reduction in film investments.

Government grants for specific publishing projects are recorded as revenue when the related expenses are incurred.

DEFERRED CREDITS

Deferred credits include: [i] a provision for contributions to Canadian broadcasting initiatives that must be made by a purchaser of specialty television, pay television, and radio undertakings in accordance with CRTC policies [“public benefits associated with acquisitions"] associated with acquiring radio and television businesses that will be drawn down when the Company makes eligible payments towards meeting the conditions of license; [ii] foreign exchange gains on translating long-term debt; and [iii] unearned revenue from the distribution and licensing of rights for feature films and television programs.

INCOME TAXES

The liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws which are expected to be in effect when the differences are expected to reverse.

FOREIGN CURRENCY TRANSLATION

The assets and liabilities of the Company’s self-sustaining operations having a functional currency that is not in Canadian dollars are translated into Canadian dollars using the exchange rate in effect at the consolidated balance sheet date and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company’s net equity investment in these operations are deferred as a separate component of shareholders’ equity.

For integrated foreign operations monetary items are translated into Canadian dollars at exchange rates in effect at the consolidated balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transaction. Foreign exchange gains and losses are included in income.

Long-term debt denominated in U.S. dollars is translated into Canadian dollars at the year end rate of exchange. Exchange gains or losses on translating long-term debt that qualifies for hedge accounting are deferred.

Other exchange gains and losses are included in net income for the year.

FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage risks from fluctuations in exchange and interest rates. These instruments include cross-currency agreements. All such instruments are only used for risk management purposes. The Company accounts for these financial instruments as hedges and, as a result, the carrying values of the financial instruments are not adjusted to reflect their current market value. The net receipts or payments arising from financial instruments relating to the management of interest rate risks are recognized in interest expense over the term of the instrument. Foreign exchange gains or losses arising on cross-currency agreements used to hedge U.S. dollar denominated debt are deferred until maturity of the agreement at which time they are offset by the foreign currency hedge.

STOCK-BASED COMPENSATION

No compensation expense is recognized for stock options granted under the Company’s Stock Option Plan. Consideration paid by employees and senior officers on the exercise of stock options is credited to share capital. Consideration paid by the Company under its Employee Share Purchase Plan is included in operating, general and administrative expenses.

Effective September 1, 2002, the Company adopted the new accounting standard for stock-based compensation [note 2[b][iii]].

EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share are calculated using the weighted average number of common shares outstanding during the year. The computation of diluted earnings (loss) per share assumes the basic weighted average number of common shares outstanding during the year is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of warrants and stock options is determined using the treasury stock method.

2.	[b] accounting changes

The following changes were made to the consolidated financial statements for the year ended August 31, 2002:

[thousands of Canadian dollars except per share amounts]	AS PREVIOUSLY REPORTED	ADJUSTMENT	AS RESTATED

Total assets	1,925,156	14,828	1,939,984
Total liabilities	1,074,141	15,127	1,089,268
Revenues	652,784	21,719	674,503
Operating income before the following	116,496	9,075	125,571
Income (loss) before income taxes	(174,596)	5,239	(169,357)
Net loss for the year [ii]	(166,037)	(2,610)	(168,647)
Basic loss per share	$(3.90)	$(0.06)	$(3.96)
Diluted loss per share	$(3.90)	$(0.06)	$(3.96)

[i]	PROPORTIONATE CONSOLIDATION

Effective September 1, 2002, the Company has retroactively adopted with restatement the proportionate consolidation of its 40% interest in TELETOON Canada Inc. [“TELETOON”] and its 50% interest in The Locomotion Channel. Both of these investments afford the Company joint control of the strategic operating, investing and financing decisions and the Company is now reflecting the assets, liabilities, and operating results to the extent that the Company owns them. The retroactive adoption of this accounting policy has had no impact on net loss and loss per share for 2002, as the previous equity accounting treatment for these investments resulted in the same net loss as the proportionate consolidation treatment. The consolidated balance sheet as at August 31, 2002 and the consolidated statement of income (loss) and retained earnings (deficit) and consolidated statement of cash flows for the year ended August 31, 2002 have been restated to reflect the Company’s proportionate share of these investments.

[ii]	FOREIGN CURRENCY TRANSLATION

Effective September 1, 2002, the Company has retroactively adopted with restatement the amended Canadian standard for foreign currency translation, which is consistent with U.S. standards, and eliminates the deferral and amortization of unrealized translation gains and losses on long-term monetary items that are not hedged. The standard requires that unrealized translation gains and losses be included in the determination of net income as they arise. The adoption of this accounting policy resulted in an increase of $2,610,000 to fiscal 2002 opening retained earnings and an increase of $2,610,000 to fiscal 2002 net loss.

[iii]	STOCK-BASED COMPENSATION

Effective September 1, 2002, the Company has adopted the new accounting standard that requires that a fair value based method of accounting be applied to all stock-based payments to non-employees and to direct awards of stock to employees. The standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees, but does require additional disclosures of pro forma information. This pro forma information is disclosed in note 15 to these consolidated financial statements.

3.	business combinations

In fiscal 2002, the Company completed a number of acquisitions, accounted for using the purchase method, which are summarized below:

[thousands of Canadian dollars except for percentages]	TELELATINO[a]	WTN[b]	LOCOMOTION[c]	OTHER[d][e]	TOTAL

Effective date acquired	November 2001	November 2001	May 2002
Percentage acquired	50.5%	100%	50%	100%
Cash consideration, including transaction costs, net of cash acquired
– Fiscal 2002	7,480	55,009	12,825	15,231	90,545
– Prior years	738	150,079	—	—	150,817

	8,218	205,088	12,825	15,231	241,362
Non-cash consideration	—	—	—	8,000	8,000
Integration and transaction costs, net of taxes	30	35	—	100	165

Total consideration after integration and transaction costs	8,248	205,123	12,825	23,331	249,527

[thousands of Canadian dollars except for percentages]	TELELATINO[a]	WTN[b]	LOCOMOTION[c]	OTHER[d][e]	TOTAL

ASSIGNED VALUE OF ASSETS AND LIABILITIES ACQUIRED
Capital assets	1,301	3,834	140	129	5,404
Program and film rights	412	4,990	1,217	—	6,619
Broadcast licenses	7,424	68,238	—	2,196	77,858
Goodwill	6,803	167,959	10,431	21,834	207,027
Non-cash working capital	(439)	1,721	1,037	83	2,402
Long-term debt	(146)	—	—	—	(146)
Deferred credits	(1,106)	(20,500)	—	(242)	(21,848)
Minority interest	(2,339)	—	—	—	(2,339)
Future tax liability	(2,277)	(21,119)	—	(669)	(24,065)

	9,633	205,123	12,825	23,331	250,912

Equity earnings of investee recorded in prior years	(1,385)	—	—	—	(1,385)

	8,248	205,123	12,825	23,331	249,527

[a]	TELELATINO NETWORK INC. [“TELELATINO”]

Effective November 16, 2001, Corus acquired shares that increased its total interest in Telelatino to 50.5% from 20% for cash consideration of $11,060,000. Telelatino operates TLN Television, a specialty ethnic channel that provides programming in Italian, Spanish and English. The results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

[b]	WOMEN’S TELEVISION NETWORK [“WTN”]

Effective November 19, 2001, Corus acquired all of the outstanding shares of Lifestyle Television (1994) Limited, which operates WTN, a special television network [relaunched April 15, 2002 as “W Network"] focused on women’s programming, from Moffat Communications Ltd. [“Moffat”] for cash consideration of $205,000,000. During fiscal 2001, $150,000,000 was advanced to Moffat against the purchase price. The balance was paid upon completion of the transaction. The results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

[c]	THE LOCOMOTION CHANNEL/LOCOMOTION CHANNEL B.V. [“LOCOMOTION”]

Effective May 17, 2002, Corus acquired a 50% interest in Locomotion, an action-oriented animation pay television service for a maximum consideration of approximately $16,250,000 [U.S.$10,500,000] less a holdback in the event of certain economic changes that may impact revenue projections. Cash consideration of $12,825,000 [U.S.$8,400,000] was paid during the third quarter of fiscal 2002. The results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

[d]	TRI-CO BROADCASTING LIMITED

Effective January 4, 2002, Corus acquired all of the outstanding shares of Tri-Co Broadcasting Limited, a company that owns and operates three radio stations in Cornwall, Ontario for cash consideration of $4,250,000. The results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

[e]	DMX MUSIC SERVICES [“DMX”]

For accounting purposes, Corus recorded, effective March 1, 2002, the exchange of ownership interests in digital music subscription services to residential and commercial customers in Canada with DMX. The transaction resulted in Corus acquiring the remaining 20% ownership of the existing Canadian residential subscription business in exchange for DMX gaining 100% ownership of the Canadian commercial business. Corus acquired assets with an assigned fair value of approximately $19,000,000 for which cash of approximately $11,000,000 was paid.

[f]	ACQUISITION OBLIGATIONS

As a result of acquisitions made by the Company since 2000, the Company has incurred certain obligations related to direct acquisition costs, workforce reductions and costs to exit certain activities identified at the time of acquisition. An accrual for these obligations was included in the tangible net assets of the acquired businesses at the time of acquisition.

At August 31, 2003, the acquisition obligation was $571,000.

The Company expects to draw down these liabilities by the fourth quarter of 2004.

4.	divestitures

[A]	KLUTZ

Effective April 8, 2002, Corus sold Klutz, its U.S. publishing business, to Scholastic Inc. for approximately $68,000,000 [U.S.$43,000,000] in cash plus a three-year earn-out based on revenue, resulting in a pre-tax gain of approximately $900,000. Additional consideration, once determinable, will be recorded as a gain on sale once earned.

[B]	CORUS VC LTD.

Effective May 31, 2002, Corus sold all of its outstanding shares in Corus VC Ltd., which operates the Viewer’s Choice Pay-Per-View Service, to Shaw Communications Inc. [“Shaw”] for consideration of $33,000,000. The transaction resulted in a pre-tax gain of approximately $3,000,000.

[C]	THE COMEDY NETWORK INC.

Effective October 11, 2001, Corus acquired an additional 14.95% interest in The Comedy Network Inc., increasing its total ownership interest to 29.9%. The specialty channel provides programming such as Canadian and foreign comedy series, comedy sketches, variety and human interest programs. On December 18, 2001, Corus disposed of its 29.9% interest to CTV Inc. for cash consideration of $36,000,000, resulting in a pre-tax gain of approximately $17,967,000. This investment was accounted for using the cost method prior to disposition.

[D]	CHAU-TV

Effective February 28, 2001, Corus sold its Quebec conventional television station CHAU-TV for the base price of $7,000,000 plus a working capital adjustment and other consideration of approximately $1,800,000, resulting in a pre-tax gain of approximately $900,000.

[E]	THE FAMILY CHANNEL INC.

Effective May 30, 2001, Corus sold its 50% interest in The Family Channel Inc., held by a wholly-owned subsidiary, to Astral Media Inc., for $126,900,000, resulting in a pre-tax gain of approximately $102,000,000.

5.	joint ventures

The following amounts, included in these consolidated financial statements, represent the Company’s proportionate share in joint ventures:

[thousands of Canadian dollars]	2003	2002

BALANCE SHEETS
Current assets	28,058	23,036
Long-term assets	15,401	16,784
Current liabilities	20,105	18,041

STATEMENTS OF INCOME (LOSS)
Revenues	32,602	27,236
Expenses	28,732	28,164

Net income (loss)	3,870	(928)

STATEMENTS OF CASH FLOWS
Operating activities	6,585	5,193
Investing activities	(230)	(4,351)
Financing activities	—	2,936

6.	accounts receivable

[thousands of Canadian dollars]	2003	2002

Trade	158,634	169,819
Receivable from co-venturers	351	—
GST receivable	554	337
Other	4,206	5,799

	163,745	175,955
Less allowance for doubtful accounts	5,056	3,549

	158,689	172,406

7.	investments and other assets

[thousands of Canadian dollars]	2003	2002

INVESTMENTS, AT COST
Astral Media Inc.
[market value — 2003 — $8,797; 2002 — $7,654] [note 7[i]]	13,861	13,861
Other [notes 7[ii] and 27]	24,925	19,794

	38,786	33,655

[i]	ASTRAL MEDIA INC.

During fiscal 2001, the Company, through a wholly-owned subsidiary, purchased 2,029,000 Class A non-voting shares and 145,600 Class B subordinate voting shares of Astral Media Inc. from Shaw for approximately $110,000,000.

On October 31, 2001, the Company, through a wholly-owned subsidiary, disposed of 1,000,000 Class A non-voting shares of Astral Media Inc. for $43,000,000, resulting in a pre-tax loss of approximately $4,700,000.

On April 2, 2002, the remaining 1,000,000 Class A non-voting shares were disposed of for $50,500,000, resulting in a pre-tax gain of approximately $2,250,000. The securitized borrowing was repaid in full upon sale of the shares.

[ii]	OTHER INVESTMENTS

Other investments consist primarily of an interest in a privately owned Canadian media company, financing provided to the Company’s digital channel partnership and loans to employees.

8.	capital assets

	2003			2002

			ACCUMULATED			ACCUMULATED
[thousands of Canadian dollars]	COST		DEPRECIATION	COST		DEPRECIATION

Broadcasting head-end equipment	30,067		20,878	28,565		19,096
Production equipment	87,357		63,826	82,021		54,214
Leasehold improvements	31,321		15,352	29,445		11,655
Buildings	21,175		6,897	21,624		6,124
Computer equipment	40,457		28,356	33,926		20,831
Furniture and fixtures	21,228		15,004	24,009		15,008
Other	2,981		2,464	2,533		1,873

	234,586		152,777	222,123		128,801
Land	7,569		—	8,026		—

	242,155		152,777	230,149		128,801

Net book value		89,378			101,348

Depreciation on capital assets provided in the accounts amounted to $24,708,000 [2002 — $25,980,000; 2001 — $19,960,000].

9.	film investments

[thousands of Canadian dollars]	2003	2002

Projects in development, net of advances	1,790	3,251
Projects in process	17,704	23,607
Completed projects and distribution rights	105,464	109,636
Investments in third party film projects	9,606	4,107

	134,564	140,601

During fiscal 2003, the Company reduced its investments in film and television programs by anticipated Federal and Ontario production tax credits amounting to $8,296,000 [2002 — $15,392,000].

The Company expects that 27% of the costs related to completed films, net of amortization, will be amortized during the year ending August 31, 2004. The Company estimates that 62% of unamortized film costs, excluding acquired film libraries, will be amortized within three years from August 31, 2003. It is estimated that at least 80% will be amortized within five years.

The Company expects that $2,700,000 of accrued participation liabilities will be paid during the year ending August 31, 2004.

The Company also generates revenue from productions which have been fully amortized in prior years and are not valued in the accounts.

10.	deferred charges

	2003			2002

			ACCUMULATED			ACCUMULATED
[thousands of Canadian dollars]	COST		AMORTIZATION	COST		AMORTIZATION

Financing costs and credit facility arrangement fees	27,949		8,703	27,925		4,786
Start-up costs of new specialty programming networks	12,232		9,274	13,031		6,858
Advertising and promotion costs for reformatting radio, specialty and pay television stations	11,366		6,989	11,366		3,140
Other	1,374		1,374	1,318		1,135

	52,921		26,340	53,640		15,919

Net book value		26,581			37,721

Amortization on deferred charges provided in the accounts amounted to $9,792,000 [2002 — $8,273,000; 2001 — $3,529,000].

11.	broadcast licenses and goodwill

	2003			2002

			ACCUMULATED			ACCUMULATED
[thousands of Canadian dollars]	COST		AMORTIZATION	COST		AMORTIZATION

Broadcast licenses	557,590		48,550	557,890		48,561
Goodwill	823,123		33,605	825,245		33,680

	1,380,713		82,155	1,383,135		82,241

Net book value		1,298,558			1,300,894

The changes in the carrying amounts of broadcast licenses and goodwill since August 31, 2002 are summarized as follows:

[thousands of Canadian dollars]	2002	DISPOSALS	2003

Broadcast licenses	509,329	(289)	509,040

Goodwill
Radio	414,980	(2,047)	412,933
Television	329,247	—	329,247
Content
– Production and distribution	24,953	—	24,953
– Branded consumer products	22,385	—	22,385

	791,565	(2,047)	789,518

In February 2002, total goodwill impairment loss of $150,000,000 was recognized upon adoption of CICA Section 3062 and reflected as an adjustment to retained earnings as at September 1, 2001. The total goodwill impairment loss was comprised of $66,000,000 related to the production and distribution business and $84,000,000 related to the branded consumer products business.

At August 31, 2003, the Company performed its annual impairment test and determined that there was no impairment. The Company determined that there was a further impairment of goodwill during fiscal 2002 of $153,240,000 of which $150,000,000 related to the production and distribution business in the Content division and $3,240,000 related to the Television division. In addition, an impairment of $9,532,000 was determined related to other intangible assets. To determine the amount of the impairment, management used a fair value methodology based on market transaction multiples for comparable businesses applied to forecasted operating income used to evaluate the reporting units performance.

Amortization on broadcast licenses, other intangibles and goodwill provided in the accounts amounted to nil [2002 — $297,000; 2001 — $42,429,000].

12.	accounts payable and accrued liabilities

[thousands of Canadian dollars]	2003	2002

Trade	83,962	100,889
Program rights payable	50,482	45,304
Accrued interest	28,422	27,836
Restructuring	3,568	11,342
Acquisition and integration costs	571	1,883
Third party participation payments	3,827	3,922
GST payable	1,564	896
Other	1,353	1,047

	173,749	193,119

13.	long-term debt

[thousands of Canadian dollars]	2003	2002

Bank loans [a]	38,800	61,558
Senior subordinated notes [b]	519,637	584,550
Other	—	2,897

	558,437	649,005
Less current portion	—	2,391

	558,437	646,614

[a]	BANK LOANS

The Company has a $25,000,000 revolving operating loan facility with interest rates and borrowing options, which are the same as those contained in the credit facilities described below. At August 31, 2003, the Company has not drawn on this facility. If the Company were to draw on this facility, it would be classified as current on the consolidated balance sheets.

A syndicate of banks has provided the Company with various credit facilities [the “facility"], which at August 31, 2003 amounted to $240,000,000, all of which is revolving on a reducing basis until repayment on August 31, 2006. At August 31, 2003, $201,200,000 of the facility was not utilized. During fiscal 2003, the Company reduced its facility by allowing its revolving credit facility of $150,000,000 to expire on March 10, 2003. This facility was undrawn at the time of its expiry. Funds are available to the Company in both Canadian and U.S. dollars. At August 31, 2003, the U.S. dollar portion of the bank loans was $28,000,000 [Cdn.$38,800,000] [2002 — U.S.$35,000,000; Cdn.$54,558,000].

Interest rates on the balance of the bank loans fluctuate with the Canadian bankers’ acceptances and LIBOR and averaged 4.8% for the year ended August 31, 2003 [2002 — 6.7%].

The banks hold as collateral a first ranking charge on all assets and undertakings of Corus and certain of Corus’ subsidiaries as designated under the credit agreements. As well, unlimited guarantees are provided by certain subsidiaries. Under the facility, the Company has undertaken to maintain certain financial covenants. Management has determined that the Company was in compliance with the covenants provided under the bank loans at August 31, 2003.

[b]	SENIOR SUBORDINATED NOTES

On March 7, 2002, Corus issued U.S.$375,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes [the “Notes"] due 2012 at a price of 99.186% of their aggregate principal amount.

The Company has entered into cross-currency agreements to fix the liability for interest and principal payments on the Notes. The agreements have resulted in an effective interest rate of 9.33% on the Canadian dollar equivalent of the U.S. debt. The exchange rate applicable to the principal portion of the debt has been fixed at Cdn.$1.6107 or approximately Cdn.$604,000,000.

The net proceeds from this offering were used to repay existing indebtedness including the permanent repayment in full of the Company’s reducing term loans of Cdn.$294,000,000 due on August 31, 2007. Consequently, the Company unwound U.S.$147,000,000 of cross-currency interest rate swaps relating to the reducing term loan that had fixed the interest rate at 11.4% and liability for interest and principal payments at Cdn.$212,000,000, resulting in a non-cash hedge transaction loss of approximately $20,429,000.

Principal repayments on long-term debt in each of the next five years and thereafter are approximately as follows:

[thousands of Canadian dollars]	$

2004	—
2005	—
2006	38,800
2007	—
2008	—
Thereafter	519,637

558,437

14.	deferred credits

[thousands of Canadian dollars]	2003	2002

Public benefits associated with acquisitions	42,558	54,756
Foreign exchange gains on translating long-term debt	84,362	19,450
Unearned revenue from distribution and licensing of film rights	1,106	1,511
Other	776	914

	128,802	76,631

15.	share capital

AUTHORIZED

The Company is authorized to issue an unlimited number of Class A participating shares [“Class A Voting Shares"], Class B non-voting participating shares [“Class B Non-Voting Shares"], Class A Preferred Shares, and Class 1 and Class 2 preferred shares.

Class A Voting Shares are convertible at any time into an equivalent number of Class B Non-Voting Shares. The Class B Non-Voting Shares are convertible into an equivalent number of Class A Voting Shares in limited circumstances.

The Class A Preferred Shares are redeemable at any time at the demand of Corus and retractable at any time at the demand of a holder of a Class A Preferred Share for an amount equal to the consideration received by Corus at the time of issuance of such Class A Preferred Shares. Holders of Class A Preferred Shares are entitled to receive a non-cumulative dividend at such rate as Corus’ Board of Directors may determine on the redemption amount of the Class A Preferred Shares.

Each of the Class 1 preferred shares, the Class 2 preferred shares, the Class A Voting Shares and the Class B Non-Voting Shares rank junior to and are subject in all respects to the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the Class A Preferred Shares in connection with the payment of dividends.

The Class 1 and 2 preferred shares are issuable in one or more series with attributes designated by the Board of Directors. The Class 1 preferred shares rank senior to the Class 2 preferred shares.

In the event of liquidation, dissolution or winding up of Corus or other distribution of assets of Corus for the purpose of winding up its affairs, the holders of Class A Preferred Shares are entitled to a payment in priority to all other classes of shares of Corus to the extent of the redemption amount of the Class A Preferred Shares, but will not be entitled to any surplus in excess of that amount. The remaining property and assets will be available for distribution to the holders of the Class A Voting Shares and Class B Non-Voting Shares which shall be paid or distributed equally, share for share, between the holders of the Class A Voting Shares and the Class B Non-Voting Shares, without preference or distinction.

ISSUED AND OUTSTANDING

The changes in the Class A Voting and Class B Non-Voting Shares since August 31, 2001 are summarized as follows:

	CLASS A		CLASS B
[thousands of Canadian dollars except number of shares]	VOTING SHARES (#)	$	NON-VOTING SHARES (#)	$	TOTAL ($)

Balance, August 31, 2001	1,842,677	28,539	40,761,198	853,977	882,516
Conversion of Class A Voting to Class B Non-Voting Shares	(3,965)	(61)	3,965	61	—
Issuance of shares under Stock Option Plan	—	—	37,425	944	944
Executive stock purchase loans	—	—	—	(2,045)	(2,045)

Balance, August 31, 2002	1,838,712	28,478	40,802,588	852,937	881,415
Conversion of Class A Voting to Class B Non-Voting Shares	(112,000)	(1,735)	112,000	1,735	—
Executive stock purchase loans	—	—	—	216	216

Balance, August 31, 2003	1,726,712	26,743	40,914,588	854,888	881,631

STOCK OPTION PLAN

Under the Company’s Stock Option Plan [the “Plan"], the Company may grant options to purchase Class B Non-Voting Shares to eligible officers, directors, and employees of or consultants to the Company. The maximum number of shares that can be reserved for issuance under the Plan is 4,084,642. All options granted are for terms not to exceed ten years from the grant date. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. Options vest 25% on each of the first, second, third and fourth anniversary dates of the date of grant.

A summary of the options outstanding at August 31, 2003 and the changes since August 31, 2001 is presented as follows:

	NUMBER OF	WEIGHTED AVERAGE
	OPTIONS (#)	EXERCISE PRICE ($)

Outstanding, August 31, 2001	1,857,933	32.98
Granted	927,742	30.14
Exercised	(37,425)	25.25
Cancelled	(129,212)	32.44

Outstanding, August 31, 2002	2,619,038	32.11
Granted	580,852	21.03
Cancelled	(182,604)	31.98

Outstanding, August 31, 2003	3,017,286	29.87

The weighted average fair value of the stock options granted during 2003 was $10.96 per option.

At August 31, 2003, the options outstanding and exercisable consist of the following:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

		WEIGHTED
		AVERAGE
		REMAINING	WEIGHTED		WEIGHTED
RANGE OF		CONTRACTUAL	AVERAGE		AVERAGE
EXERCISE	NUMBER	LIFE	EXERCISE	NUMBER	EXERCISE
PRICES ($)	OUTSTANDING (#)	(IN YEARS)	PRICE ($)	OUTSTANDING (#)	PRICE ($)

19.05 — 25.25	1,367,727	5.0	23.45	585,019	25.24
29.50 — 37.90	990,219	5.4	31.24	304,223	31.97
39.00 — 44.00	659,340	4.6	41.15	329,670	41.15

19.05 — 44.00	3,017,286	5.1	29.87	1,218,912	31.22

On January 23, 2003, the Board of Directors approved an extension of the lives of all outstanding options subject to shareholder approval at the Annual and Special Meeting of Shareholders of the Company to be held in December 2003. The original five-year life of all outstanding options at that date was adjusted to seven and a half years. The benefit of this extended option life to the employees, calculated using the Black-Scholes option pricing model, is reflected in the pro forma disclosure to the extent that the options are vested.

On September 1, 2003, the Company granted a further 516,000 options for Class B Non-Voting Shares to eligible officers, directors, and employees of or consultants to the Company. These options are exercisable at $23.90 per share.

DIVIDENDS

The holders of Class A Voting and Class B Non-Voting Shares are entitled to receive such dividends as the Board of Directors determines to declare on a share-for-share basis, as and when any such dividends are declared or paid. The holders of Class B Non-Voting Shares are entitled to receive during each dividend period, in priority to the payment of dividends on the Class A Voting Shares, an additional dividend at a rate of $0.01 per share per annum. This additional dividend is subject to proportionate adjustment in the event of future consolidations or subdivisions of shares and in the event of any issue of shares by way of stock dividend. After payment or setting aside for payment of the additional non-cumulative dividends on the Class B Non-Voting Shares, holders of Class A Voting and Class B Non-Voting Shares participate equally, on a share-for-share basis, on all subsequent dividends declared.

EXECUTIVE STOCK PURCHASE LOANS

In October 2001, the Board of Directors of the Company authorized the granting of loans to certain of its executive officers in order to finance the acquisition of Class B Non-Voting Shares of the Company on the open market. These loans are non-interest bearing and are secured by a promissory note and the relevant Class B Non-Voting Shares. Each loan has a ten-year term from December 1, 2001 with annual instalments at the greater of 10% of the original principal or 10% of the employee’s pre-tax bonus for the most recently completed financial year of the Company. At August 31, 2003, the Company has loans receivable of $1,829,000 [2002 — $2,045,000] from certain qualifying executive officers. At August 31, 2003, the market value of the shares held as collateral for the loans was $1,306,000 [2002 — $928,000].

PERFORMANCE SHARE UNITS

The Company has granted Performance Share Units [“PSUs"] to certain employees. Each PSU entitles the participant to receive a cash payment in an amount equal to the closing price of Class B Non-Voting Shares traded on the Toronto Stock Exchange on August 31, 2005, multiplied by the number of vested units determined by achievement of specific performance-based criteria. The employee must be actively employed by Corus as of the end of the restriction period [August 31, 2005] to receive a payment of the vested units. Compensation expense related to the PSUs is accrued over the term of the restriction period based on the expected total compensation to be paid out at the end of the restriction period, factoring in the probability of any performance-based criteria being met during the period. The compensation expense recorded for the year ended August 31, 2003 in respect of this plan was $1,250,000 [2002 — nil] and has been recorded in operating, general and administrative expenses.

PRO FORMA IMPACT OF STOCK-BASED COMPENSATION

As described in note 2[b], the Company applies the intrinsic value based method of accounting for stock options granted to employees. Accordingly, no compensation cost has been recorded for the Plan. Had compensation cost for the Plan been determined based on the fair value based method of accounting for stock-based compensation, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

[thousands of Canadian dollars except per share amounts]	YEAR ENDED AUGUST 31, 2003

Net income	40,021
Pro forma net income	34,824
Pro forma basic earnings per share	$0.82
Pro forma diluted earnings per share	$0.82

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Expected life	From 2.5 to 7.5 years
Risk-free interest rates	3.7% to 5.0%
Dividend yield	0%
Volatility	39.3% to 42.1%

For the purposes of pro forma disclosure, the estimated fair value of the options is amortized to income over the option’s vesting period on a straight-line basis.

16.	income taxes

[a]	Future income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax liability and asset as at August 31 are as follows:

[thousands of Canadian dollars]	2003	2002

FUTURE TAX LIABILITY
Deferred charges deducted for tax purposes capitalized for accounting purposes	4,525	7,424
Capital cost allowance in excess of book depreciation	620	919
Deferred partnership income	3,521	3,468
Differences in tax and accounting cost bases for investments	38,243	38,035
Broadcast licenses	126,580	124,630
Purchase price equation differences	25,000	25,000
Other, net	9,356	10,136

Total future tax liability	207,845	209,612

FUTURE TAX ASSET
Book depreciation in excess of capital cost allowance	18,480	20,733
Employment obligations recognized on purchase equation	332	338
Loss carryforwards, net of valuation allowances	23,261	22,483
Deferred charges deducted for accounting purposes in excess of tax purposes	1,613	2,989
Differences in tax and accounting cost bases for investments	342	1,619
Revenue recognition differences between tax and accounting purposes	6,802	6,627
Purchase price equation differences	231	756
Other, net	1,458	1,852

Total future tax asset	52,519	57,397

Net future tax liability	155,326	152,215

[b]	Significant components of the income tax expense (recovery) attributable to operations are as follows:

[thousands of Canadian dollars]	2003	2002	2001

Current tax expense	25,281	33,297	51,248
Future income tax expense (recovery) relating to origination and reversal of temporary differences	7,115	(9,128)	(15,474)
Future income tax recovery resulting from recognition of losses incurred in the year	(4,460)	(17,541)	(4,986)
Future income tax recovery resulting from tax rate changes	—	(160)	(42,258)
Other	598	(8,713)	8,377

Income tax expense (recovery)	28,534	(2,245)	(3,093)

[c]	The reconciliation of income taxes attributable to operations computed at the statutory tax rates to income tax expense (recovery) is as follows:

	2003		2002		2001

[thousands of Canadian dollars]	AMOUNT ($)%		AMOUNT ($)%		AMOUNT ($)%

Tax at combined federal and provincial rates	25,706	37.5	(68,015)	39.8	53,457	42.7
Differences from statutory rates relating to Amortization of goodwill	—	—	63,640	(37.2)	14,462	11.6
Non-deductible (non-taxable) portion of net capital losses (gains) on sale of investments	1,869	2.7	(16,345)	9.5	(40,329)	(32.2)
Reduction in future income taxes resulting from statutory rate reduction	—	—	(160)	0.1	(42,258)	(33.8)
Reversal in current year of temporary differences originally recorded using long-term tax rates	(102)	(0.1)	8,451	(4.9)	2,658	2.1
Large Corporations Tax	1,170	1.7	1,103	(0.7)	1,505	1.2
Other	(109)	(0.2)	9,081	(5.3)	7,412	5.9

	28,534	41.6	(2,245)	1.3	(3,093)	(2.5)

[d]	The Company recognizes as a future tax asset the benefit of capital and non-capital loss carryforwards to the extent it is more likely than not that the benefit will be realized. At August 31, 2003, the Company has available loss carryforwards of approximately $86,900,000. A future tax asset of $29,700,000 [2002 — $22,400,000] has been recognized in respect of these carryforwards, net of a valuation allowance of $6,500,000 [2002 —$5,000,000].

The available loss carryforwards will expire as follows:

[thousands of Canadian dollars]	$

2007	200
2008	2,700
2009	18,100
2010	47,700
2021	4,300
2022	300
No expiration — capital losses	13,600

86,900

17.	business segment information

The Company’s business activities are conducted through three reportable operating segments:

RADIO

The Radio segment is composed of 50 radio stations [2002 — 52 stations], situated primarily in high growth urban centres in Canada. Revenues are derived from advertising aired over these stations.

TELEVISION

The Television segment includes interests in several specialty television networks, pay television and pay-per-view services, several conventional television stations, digital audio services and cable advertising services. Revenues are generated from affiliate subscriber fees and advertising.

CONTENT

The Content segment includes the production and distribution of film and television programs and the branded consumer products business [formerly merchandise licensing and publishing businesses] of Nelvana Limited which was acquired in fiscal 2001. Revenues are generated from licensing of proprietary films and television programs, merchandise licensing and publishing.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates the business segments’ performance based on revenues less operating, general and administrative expenses.

[a]	REVENUES AND SEGMENT PROFIT

[thousands of Canadian dollars]	2003	2002	2001

REVENUES
Radio	226,034	211,416	191,773
Television	306,885	308,529	228,693
Content
– production and distribution	70,474	99,357	81,287
– branded consumer products	45,795	60,558	56,119
Eliminations	(5,270)	(5,357)	(1,047)

	643,918	674,503	556,825

SEGMENT PROFIT
Radio	58,114	52,853	48,063
Television	113,415	99,061	73,728
Content
– production and distribution	(5,185)	(28,797)	8,509
– branded consumer products	8,351	7,843	3,616
Corporate	(8,779)	(4,750)	(9,461)
Eliminations	(604)	(639)	(539)

	165,312	125,571	123,916

The corporate segment results represent the incremental cost of corporate overhead in excess of the amount allocated to the other operating segments.

During fiscal 2003, two customers accounted for approximately 15% and 9% of production and distribution revenues, respectively for the Content segment.

Gross revenues are derived from the following geographical sources by location of customer as follows:

[thousands of Canadian dollars]	2003	2002	2001

Canada	545,694	540,872	442,743
United States	43,221	87,166	75,277
International	55,003	46,465	38,805

	643,918	674,503	556,825

[b]	SEGMENT ASSETS

[thousands of Canadian dollars]	2003	2002

Radio	331,143	334,209
Television	528,049	487,335
Content
– production and distribution	223,969	271,252
– branded consumer products	10,106	14,519
Corporate	848,506	833,791
Eliminations	(1,147)	(1,122)

	1,940,626	1,939,984

[c]	CAPITAL EXPENDITURES BY SEGMENT

[thousands of Canadian dollars]	2003	2002	2001

Radio	6,432	12,740	10,326
Television	3,461	5,462	20,040
Content
– production and distribution	2,109	3,422	2,951
– branded consumer products	64	217	403
Corporate	2,842	6,335	7,379

	14,908	28,176	41,099

Capital assets and goodwill are located primarily within Canada.

18.	restructuring charges

Changes in the restructuring provision are summarized as follows:

	BALANCE AT	RESTRUCTURING		BALANCE AT
[thousands of Canadian dollars]	AUGUST 31, 2002	CHARGES	PAID IN THE YEAR	AUGUST 31, 2003

Workforce reduction [i]	7,294	2,865	8,840	1,319
Contract settlement and lease costs [ii]	3,787	2,160	3,893	2,054
Other [iii]	261	—	66	195

	11,342	5,025	12,799	3,568

In light of the current economic climate, the Company has taken steps to reduce debt and improve operating margins by streamlining operations and exiting activities not aligned with its core assets.

During 2003 and 2002, the Company recorded restructuring charges of $5,025,000 and $22,089,000, respectively which included the following:

[i]	Workforce reduction charges of $2,865,000 in 2003 and $15,986,000 in 2002 relating to the cost of severance and benefits associated with approximately 510 job positions. Of the 510 positions, approximately 130, 150 and 230 were from the Radio, Television and Content divisions, respectively and included management, sales/marketing, operations, programming and administrative staff. In fiscal 2003, the workforce reduction provision has been drawn down by cash payments totaling $8,840,000 [2002 — $8,692,000], resulting in an ending provision balance of $1,319,000. The remaining provision is expected to be substantially drawn down by the end of fiscal 2004.

[ii]	Contract settlement costs of $2,160,000 in 2003 and $5,396,000 in 2002 relating to provisions for negotiated settlements to cancel programming contracts at the Radio division, production contracts at Content and future contractual obligations under operating leases for facilities that will no longer be required. In fiscal 2003, the provision for contract settlement has been drawn down by cash payments totaling $3,893,000 [2002 —$1,609,000], resulting in an ending provision balance of $2,054,000.

[iii]	Other costs of $707,000 were drawn down by cash payments totaling $66,000 in 2003 and $237,000 in 2002. The provision balance at August 31, 2003 was $195,000.

19.	asset write-downs

As part of the Company’s restructuring plan announced in the first quarter of 2002, management focused on exiting activities not aligned with its core assets. As a result, the following investments were either discontinued or disposed of. The carrying values of these investments were written down at August 31, 2003 and 2002 as follows:

[thousands of Canadian dollars]	2003	2002	2001

Local Media Internet Venture	—	6,869	—
Balmur Corus Music Inc.	1,350	4,000	—
Liberty Digital Inc.	—	2,171	—
Other	1,018	2,200	1,530

	2,368	15,240	1,530

20.	financial instruments

FAIR VALUES

The fair values of financial instruments have been determined as follows:

[i]	CURRENT ASSETS AND CURRENT LIABILITIES

The fair values of financial instruments included in current assets and current liabilities approximate their carrying values due to their short-term nature.

[ii]	INVESTMENTS AND OTHER ASSETS

[a]	The fair value of publicly traded shares included in this category is determined by the closing market values for those investments.

[b]	The fair value of other investments in this category is not determinable.

[iii]	LONG-TERM DEBT

The carrying value of the Company’s bank loans approximates their fair value because interest charges under the terms of the bank loans are based upon current Canadian bank prime and bankers’ acceptance rates and on U.S. bank base and LIBOR rates.

As at August 31, 2003, the fair value of the Company’s senior subordinated debt was $543,021,000 [U.S.$391,875,000] [2002 — $586,742,000; U.S.$376,406,000].

[iv]	DERIVATIVE FINANCIAL INSTRUMENTS

The fair values of cross-currency agreements are based on quotations by the counterparties to the agreements.

The estimated fair values of these agreements are as follows:

	2003		2002

	CARRYING	ESTIMATED	CARRYING	ESTIMATED
[thousands of Canadian dollars]	VALUE	FAIR VALUE	VALUE	FAIR VALUE

Cross-currency agreements	—	(112,767)	—	(11,318)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CREDIT RISKS AND CONCENTRATION

Credit risks associated with the cross-currency agreements arise from the ability of counterparties to meet the terms of the contracts. In the event of non-performance by the counterparties, the Company’s accounting loss would be limited to the net amount that it would be entitled to receive under the contracts and agreements. These risks are mitigated by dealing with major creditworthy financial institutions.

Accounts receivable resulting from advertising and affiliate subscriber fee revenues are not subject to any concentration of credit risk.

Accounts receivable from distribution and licensing of proprietary exploitation rights of feature films and television programs are subject to credit risk. The risk is mitigated because the Company enters into license and distribution contracts with many major international broadcasters and distributors.

Accounts receivable from Canadian federal government and other government agencies in connection with production on financing represents 15% of the total accounts receivable balance at August 31, 2003 and 2002. The Company believes that there is minimal risk associated with the collection of these amounts.

21.	earnings (loss) per share

The following is a reconciliation of the numerators and denominators used for the computation of the basic and diluted earnings (loss) per share amounts:

[thousands of Canadian dollars except share amounts]	2003	2002	2001

Net income (loss) for the year [numerator]	40,021	(168,647)	128,167

Weighted average number of shares outstanding [denominator]
Weighted average number of shares outstanding — basic	42,641	42,621	41,539
Effect of dilutive securities	4	—	280

Weighted average number of shares outstanding — diluted	42,645	42,621	41,819

22.	consolidated statements of cash flows

Additional disclosures with respect to the consolidated statements of cash flows are as follows:

[i]	Net change in non-cash working capital balances related to operations consists of the following:

[thousands of Canadian dollars]	2003	2002	2001

Accounts receivable	8,246	13,076	(17,032)
Prepaid expenses and other	628	6,554	(6,666)
Accounts payable and accrued liabilities	(15,890)	19,929	(3,029)
Income taxes payable	10,397	(19,226)	12,899

	3,381	20,333	(13,828)

[ii]	Interest paid, interest received, dividends received and income taxes paid and classified as operating activities are as follows:

[thousands of Canadian dollars]	2003	2002	2001

Interest paid	60,467	32,349	47,238
Interest received	1,803	2,671	8,313
Dividends received	—	1,597	826
Income taxes paid	15,338	53,093	35,400

[iii]	Non-cash transactions

The consolidated statements of cash flows exclude the following non-cash transactions:

	2003	2002	2001

Common shares issued on acquisitions	—	—	211,022
Accounts payable and accrued liabilities relating to capital assets	—	—	4,054

23.	foreign exchange gains and losses

The Company has reflected certain gains and losses in its consolidated statements of income (loss) and retained earnings (deficit) and cash flows as a result of exposure to foreign currency exchange rate fluctuations.

A portion of these gains and losses relate to operating activities while others are of a financing nature. The following table details the foreign exchange gains and losses:

[thousands of Canadian dollars]	2003	2002	2001

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)
Operating, general and administrative expenses	(772)	(552)	340
Other expense (income)	(6,638)	4,149	(224)

Total foreign exchange loss (gain)	(7,410)	3,597	116

CONSOLIDATED STATEMENTS OF CASH FLOWS
Add (deduct) non-cash items — other	(7,259)	(2,012)	940

An analysis of the cumulative translation adjustment shown separately in shareholders’ equity is as follows:

[thousands of Canadian dollars]	2003	2002

Balance, August 31, 2002	1,187	940
Effect of exchange rate valuation on translation of net assets of self-sustaining foreign operations	(6,276)	247

Balance, August 31, 2003	(5,089)	1,187

24.	reconciliation of Canadian GAAP to U.S. GAAP

The consolidated financial statements of the Company are prepared in Canadian dollars in accordance with Canadian GAAP. The following adjustments and disclosures would be required in order to present these consolidated financial statements in accordance with U.S. GAAP.

[A]	RECONCILIATION TO U.S. GAAP

[thousands of Canadian dollars except per share amounts]	2003	2002	2001

Net income (loss) using Canadian GAAP	40,021	(168,647)	128,167
Add (deduct) adjustments for
Deferred charges [1]	7,246	(1,529)	(10,134)
Foreign exchange gains (losses)	—	—	(804)
Equity in earnings of investees [2]	—	—	1,283
Dividend income [2]	—	—	(690)
Transaction gain (loss) [4]	—	(1,385)	4,617
Reversal of net derivative loss deferred in other comprehensive income [4]	—	—	(1,996)
Adoption of SOP 00-2 [5]	—	(13,473)	5,418
Adoption of FAS 142 [6]	—	(150,000)	—
Income tax effect of adjustments	(2,898)	4,554	4,525

Net income (loss) using U.S. GAAP	44,369	(330,480)	130,386
Unrealized gains (losses) on investments classified as available for sale, net of tax [3]	320	(647)	(13,369)
Realized gains (losses) on investments classified as available for sale, net of tax	—	5,605	—
Unrealized gain (loss) on derivative contracts [4]	(31,055)	23,573	(16,661)
Unrealized foreign exchange gain (loss) on translation of self-sustaining foreign operations	(6,276)	247	940

Comprehensive income (loss) using U.S. GAAP	7,358	(301,702)	101,296

Net income (loss) per share prior to cumulative catch-up using U.S. GAAP
Basic	$1.04	$(4.01)	$3.03
Diluted	1.04	(4.01)	3.01
Net income (loss) per share related to cumulative catch-up using U.S. GAAP
Basic	$—	$(3.74)	$0.11
Diluted	—	(3.74)	0.11
Net income (loss) per share using U.S. GAAP
Basic	$1.04	$(7.75)	$3.14
Diluted	1.04	(7.75)	3.12
Comprehensive income (loss) per share using U.S. GAAP
Basic	$0.17	$(7.07)	$2.44
Diluted	0.17	(7.07)	2.42

BALANCE SHEET ITEMS USING U.S. GAAP

	2003		2002

[thousands of Canadian dollars]	CANADIAN GAAP	U.S. GAAP	CANADIAN GAAP	U.S. GAAP

Investments and other assets [2]	38,786	33,722	33,655	28,191
Film investments [5]	134,564	134,564	140,601	140,601
Deferred charges [1]	26,581	19,246	37,721	23,140
Broadcast licenses and goodwill [5]	1,298,558	1,302,089	1,300,894	1,304,425
Deferred credits [4]	128,802	44,440	76,631	57,181
Interest rate swap liability [4]	—	112,767	—	11,318
Future tax liability	165,556	160,875	149,967	147,788
Shareholders’ equity	884,677	852,086	850,716	844,512

The cumulative effect of these adjustments on shareholders’ equity is as follows:

[thousands of Canadian dollars]	2003	2002

Deferred charges [1] and [4]	(4,401)	(8,749)
Equity in earnings of investees [2]	4,758	4,758
Adoption of SOP 00-2 [5]	(4,754)	(4,754)
Accumulated other comprehensive income (loss)
Unrealized losses on investments [3]	(4,051)	(4,371)
Unrealized gain on derivative contracts [4]	(24,143)	6,912
Unrealized foreign exchange gain (loss) on translation of self-sustaining foreign operations	(5,089)	1,187

Total cumulative effect of adjustments on shareholders’ equity	(37,680)	(5,017)

Areas of material difference between Canadian GAAP and U.S. GAAP and their impact on the consolidated financial statements are as follows:

[1]	DEFERRED CHARGES

Start-up costs of new specialty programming networks and costs associated with reformatting radio stations are deferred and amortized under Canadian GAAP. Under U.S. GAAP, these costs are expensed as incurred net of amortization recorded for Canadian GAAP.

[2]	EQUITY IN EARNINGS OF INVESTEES

The earnings of investees determined under Canadian GAAP have been adjusted to reflect U.S. GAAP. Under Canadian GAAP, the investment in Nelvana’s 20% interest in TELETOON in fiscal 2001 and Western International Communications Ltd. [“WIC”] in fiscal 2000 were accounted for using the cost method of accounting until CRTC approval was received for the transactions. When the Company received CRTC approval, the amount in the accounts under the cost method became the basis for the purchase price allocation and equity accounting commenced. Under U.S. GAAP, equity accounting for the investments was done retroactively to the date the Company first acquired shares in Nelvana and WIC.

[3]	UNREALIZED GAINS (LOSSES) ON INVESTMENTS

Under U.S. GAAP, equity securities having a readily determinable fair value and not classified as trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses included in comprehensive income and reported as a separate component of shareholders’ equity, net of related deferred income taxes. Under Canadian GAAP, these investments are carried at cost and written down only when there is evidence that a decline in value that is other than temporary has occurred.

[4]	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Under U.S. GAAP, all derivative instruments are to be recorded on the consolidated balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through income or deferred in other comprehensive income until the hedged item is recognized in income.

[5]	ADOPTION OF SOP 00-2

Under Canadian GAAP, adoption of a new accounting standard is applied retroactively including a revision to the purchase price equation for the Nelvana acquisition. Under U.S. GAAP, the adoption of SOP 00-2 is reflected in the consolidated statements of income (loss) of the adoption year. As such, under U.S. GAAP the effect of the adoption of SOP 00-2 is reflected as a cumulative catch-up adjustment in income of fiscal 2002. The increased amortization from adopting this accounting policy retroactively under Canadian GAAP has therefore been added back in the determination of pro forma net income under U.S. GAAP for the year ended August 31, 2001.

Accounting for SOP 00-2 also gives rise to a balance sheet difference. Under Canadian GAAP the adjustment to broadcast licenses and goodwill is recorded retroactively, with an adjustment to opening retained earnings which therefore impacts the 2001 consolidated balance sheet. Under U.S. GAAP, the adjustment is applied as a cumulative adjustment to the current year’s income which therefore impacts the broadcast licenses and goodwill balance in 2002.

[6]	ADOPTION OF FAS 142

Under Canadian GAAP, adoption of a new accounting standard is applied retroactively as an adjustment to retained earnings. Under U.S. GAAP, the adoption of FAS 142 is reflected in the consolidated statements of income (loss) of the adoption year. As such, under U.S. GAAP, the effect of the adoption of FAS 142 is reflected as a cumulative catch-up adjustment in income of fiscal 2002.

[B]	STOCK-BASED COMPENSATION

The Company applies Accounting Principles Board Opinion No. 25 in accounting for common share options granted to employees and officers for U.S. GAAP purposes. Had compensation expense been determined on the basis of the estimated fair values of the options granted in accordance with Financial Accounting Standards Board [“FASB”] Statement No. 123, “Accounting for Stock-Based Compensation”, the net income for the year ended August 31, 2003 would have decreased by $15,498,000 to $28,871,000 or $0.68 per share [2002 — would have decreased by $7,243,000 to a loss of $337,723,000, or a loss of $7.92 per share]. The assumptions used to determine fair value are consistent with those disclosed in note 15.

[C]	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. FAS 150 establishes standards for the measurement and classification of certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003. Corus adopted FAS 150 during 2003. It had no impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation [“FIN”] 46, “Consolidation of Variable Interest Entities an interpretation of ARB No. 51” [the “Interpretation"]. The Interpretation introduces a new consolidation model — the variable interests model — which determines control [and consolidation] based on potential variability in gains and losses of the entity being evaluated for consolidation. The Interpretation requires disclosure of certain information in financial statements initially issued after January 31, 2003, if it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when Interpretation 46 becomes effective. For foreign private issuers, Interpretation 46 will be applicable from the beginning of their first standalone U.S. GAAP reporting period that begins after June 15, 2003. Corus will assess the impact of the FIN in its first quarter of fiscal 2004.

In November 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 clarifies and expands on existing disclosure requirements for a guarantor regarding its obligations under certain guarantees it has issued. FIN 45 also requires that the guarantor must recognize a liability for the fair value of its obligations under certain guarantees. The disclosure requirements are effective for fiscal years ending after December 15, 2002. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued after December 31, 2002. Corus adopted FIN 45 during 2003. FIN 45 had no impact on the Company’s consolidated financial statements.

25.	government financing and assistance

Revenues include $1,248,000 [2002 — $1,893,000] of production financing obtained from government programs. This financing provides a supplement to a production series’ Canadian license fees and is not repayable. As well, revenues include $938,000 [2002 — $1,224,000] of government grants relating to the marketing of books in both Canada and international markets. The majority of the grants is repayable if the average profit margin for the three-year period following receipt of the funds equals or is greater than 10%.

26.	commitments and contingencies

The Company and its subsidiaries are involved in litigation matters arising out of the ordinary course and conduct of its business. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to litigation to be material to these consolidated financial statements.

The Company has various long-term operating lease agreements for the use of transmission facilities and premises in each of the next five years and thereafter as follows:

[thousands of Canadian dollars]	$

2004	17,226
2005	13,869
2006	12,619
2007	10,995
2008	10,612
Thereafter	34,735

100,056

Acquisition commitments are outlined in note 3 to these consolidated financial statements. Rental expenses recognized in operating, general and administrative expenses totalled approximately $10,637,000 [2002 — $10,460,000; 2001 — $10,433,000].

27.	related party transactions

The Company has transacted business in the normal course of business with entities which are subject to common voting control and with entities over which the Company exercises significant influence. These transactions, measured at the exchange amount which is the amount of consideration established and agreed to by the related parties and having normal trade terms, are as follows:

[thousands of Canadian dollars]	2003	2002

Revenues
Cable service subscriber fees and advertising	89,250	96,511
Sales representation fees	—	1,923
Production and distribution	2,120	3,208
Other	—	600
Expenses
Digital music subscriber fees	29	1,933
Cable and satellite system distribution access fees	3,636	5,153
Administrative service fees	1,022	1,824

Amounts due from (to) affiliated companies
Cable service subscriber fees and advertising	18,479	15,962
Sales representation fees	—	959
Production and distribution	1,961	2,718
Other	—	184
Cable and satellite system distribution access fees	(238)	(447)
Administrative service fees	28	(49)

Included in other investments [note 7] are loans of $5,321,000 made to certain executive officers of the Company for housing or investment purposes. The loans are secured by charges on the officers’ personal residences and/or by related investment. The loans are non-interest bearing and are due between April 2, 2007 and October 31, 2012.

28.	comparative consolidated financial statements

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2003 consolidated financial statements and to give effect to the accounting changes described in note 2[b].

directors and officers

DIRECTORS

PIERRE BÉLAND (4) Montreal, Quebec President, Metromedia Plus

JOHN M. CASSADAY (2) Toronto, Ontario President and Chief Executive Officer, Corus Entertainment Inc.

DENNIS M. ERKER (2) (3) Edmonton, Alberta Partner, The FE Advisory Group

CLINTON C. FORSTER Victoria, British Columbia President, Forvest Investment Inc.

WENDY A. LEANEY (1) Toronto, Ontario President, Wyoming Associates Ltd.

DOROTHY ZOLF MCDONALD, PHD (4) Toronto, Ontario
Corporate Director, former Associate Professor, Graduate Program in Communication Studies, University of Calgary and Visiting Professor, University of Alberta

CATHERINE ROOZEN (1) (3) Edmonton, Alberta Director and Corporate Secretary of Cathton Holdings Ltd.

TERRANCE E. ROYER (1) (2) Calgary, Alberta Executive Vice Chairman, Royal Host Reit and Royal Host Corp.

HEATHER A. SHAW (2) (3) Calgary, Alberta Executive Chair, Corus Entertainment Inc.

JULIE M. SHAW (4) Calgary, Alberta Vice President, Facilities, Design and Management, Shaw Communications Inc., and Secretary, Shaw Foundation

OFFICERS

JUDY ADAM CA Oakville, Ontario Vice President, Controller, Corus Entertainment Inc.

PIERRE ARCAND Montreal, Quebec President, Quebec Radio

HAL BLACKADAR Oakville, Ontario Vice President, Human Resources, Corus Entertainment Inc.

JOHN M. CASSADAY Toronto, Ontario President and Chief Executive Officer, Corus Entertainment Inc.

JOHN P. HAYES Toronto, Ontario President, Radio, Corus Entertainment Inc.

KATHLEEN C. MCNAIR Toronto, Ontario Vice President, Corporate & Regulatory Affairs, General Counsel, Corus Entertainment Inc.

THOMAS C. PEDDIE FCA Toronto, Ontario Senior Vice President and Chief Financial Officer, Corus Entertainment Inc.

JOHN R. (JACK) PERRATON Calgary, Alberta Corporate Secretary

PAUL W. ROBERTSON Toronto, Ontario President, Television and Nelvana, Corus Entertainment Inc.

(1) Member of the Audit Committee
(2) Member of the Executive Committee
(3) Member of the Human Resources Committee
(4) Member of the Corporate Governance Committee

corporate information

corporate office

CORUS ENTERTAINMENT INC.
Suite 501
630 3rd Avenue S.W.
Calgary, Alberta
T2P 4L4

Telephone: 403.444.4244
Facsimile: 403.444.4242

executive office

CORUS ENTERTAINMENT INC.
Suite 1630
181 Bay Street
Toronto, Ontario
M5J 2T3

Telephone: 416.642.3770
Facsimile: 416.642.3779

internet

Corus Entertaiment’s Annual Report, Annual Information Form, Quarterly Reports, Press Releases and other relevant Investor Relations information are available electronically on the Internet at www.corusent.com under “Financial Info”.

auditors

Ernst & Young LLP

primary bankers

The Toronto-Dominion Bank

transfer agents

CIBC MELLON TRUST COMPANY
Calgary, Alberta
1.800.387.0825

CHASE MELLON SHAREHOLDER SERVICES, L.L.C.
New York, New York
1.800.526.0801

corporate governance

Information concerning Corus Entertaiment’s corporate governance policy is contained in the Information Circular and is also available by contacting the company.

further information

Financial analysts, portfolio managers, other investors and interested parties may contact the Company at 416.642.3770 or visit our Web site.

To receive additional copies of Corus Entertainment’s Annual Report, please fax your request to the Vice President of Communications at 416.642.3779.

Vous pouvez obtenir la version francaise du present rapport en communiquant par telecopieur avec le vice-président des
Communications, au 416.642.3779.

annual meeting

The Annual General Meeting of Shareholders will be held on
December 9, 2003 at The Carlu, 444 Yonge Street, 7th floor,
Toronto, Ontario.